Exhibit 99.1

Novoste Announces a Restructuring and Staged Wind-Down of Its Vascular Brachytherapy Business Continues Evaluation of Strategic Alternatives

NORCROSS, Ga.—(BUSINESS WIRE)—Feb. 22, 2005—Novoste Corporation (NASDAQ: NOVT - News) today announced that its Board of Directors has determined that its vascular brachytherapy (VBT) business is no longer viable and, as a result, has authorized a staged, wind-down of the business. The Board has determined that this decision is necessary to preserve the Company’s cash resources and arises as a result of the continuing decline in revenue for the Company’s VBT product. The Board continues to evaluate strategic alternatives, including liquidation and dissolution, and believes that it will be able to conclude its evaluation of alternatives within sixty days. However, it has determined that the strategic alternatives available to the Company do not include an ongoing requirement for a field sales force focused on disposable, medical devices. Accordingly, Novoste will reduce its U.S. workforce in the first quarter by 52 employees, from 97 employees. Additionally, the Company has notified all its employees outside of the U.S. (16) that they will be terminated in accordance with their contracts and the relevant country’s employment regulations. The reduction impacts the Company’s Norcross, Georgia location; the European operations; the domestic sales force and affects all levels of employees, including several officers.

Novoste products have been available to the market for several years and the continued field support of our customers no longer requires the extensive field training activities and customer support that had previously been required when the product was launched in 2000. The Company will record, in the first quarter of 2005, approximately $1.7 million in one-time severance related costs for the U.S. employees described above. The Company believes that this level of reduction will minimize cash use during this wind-down period. However, Novoste will continue to evaluate its cost structure in light of its existing contractual obligations and the level of catheter sales.

The Company is also evaluating the likely impairment of those assets associated with its VBT business (net book value of $9.1 million as of December 31, 2004) and expects to reflect the results of such evaluation in its financial statements for the year ended December 31, 2004 that will be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission in March 2005.

Al Novak, President and Chief Executive Officer of Novoste Corporation said, “It is regrettable that we have to take the action that is required to preserve the remaining resources of Novoste. Vascular brachytherapy was a difficult product to market even before the advent of drug-eluting stents, and we believe our sales team did a terrific job in a tough environment. The marketplace for our product has spoken in terms of the continuing and rapid deterioration of sales. Accordingly, the Board has determined to conduct a staged wind-down of our VBT business. We appreciate the loyalty of our many physician customers. We are satisfied that our product provides a beneficial alternative for those patients with instent restenosis. It is a difficult decision, but one that is necessary given our current situation. We admire the manner in which our employees and vendors have conducted themselves during this uncertain period of evaluating our alternatives.”

Novoste will be sending communications to our customers as to how we intend to service their accounts. Those accounts that do not have lease contracts will be required to return the transfer device and radiation source train over the next several months. During this period, we intend to be in communication with our customers to determine the disposition of our transfer devices and radiation source trains in accordance with our lease arrangements and contracts. Our support efforts will be focused through our offices in Norcross, Georgia. Novoste anticipates it will continue to provide catheters for the next several months to those customers with existing contracts. Catheters will be available to customers to support existing patient needs while the Board evaluates the next steps for the Company.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including our ability to enter into a strategic or other transaction or to efficiently liquidate and distribute the assets of Novoste, continued market acceptance of the Beta-Cath(TM) System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended September 30, 2004.

Contact:

Novoste

Alfred J. Novak, 770-717-6096